Exhibit 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO Thomas R. Melendrez, Senior Vice President (510) 668-7000	For Release 8:00 a.m. EDT October 19, 2005

Exar Corporation Announces Results for Second Quarter Fiscal 2006

Fremont, CA, October 19, 2005 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported fiscal 2006 second quarter operating results. Revenue for the quarter ended September 30, 2005 was $16.5 million, an improvement of 3.9% sequentially from $15.9 million in the first quarter of fiscal 2006 and up 16.6% from $14.2 million for the same period last year.

Second quarter operating loss was $0.48 million, as compared to a loss of $0.76 million for the prior quarter. Operating income was $0.27 million for the same period last year, which included a gain of $1.2 million from a previously disclosed litigation settlement. Net income for the quarter was $2.1 million, as compared to $1.8 million for the prior quarter and $1.9 million for the second quarter of fiscal 2005. For the fiscal second quarter, EPS was $0.05 per diluted share, as compared to $0.04 for the prior quarter and $0.04 for the same period last year.

Gross margin was 66.5%, which reflects the effect of a $0.24 million charge for amortization of intangible assets associated with the acquisition completed in the first quarter of fiscal 2006, as compared to 67.0% in the prior fiscal quarter. Cash, cash equivalents and marketable securities decreased by approximately $112 million in the quarter due to the previously announced completion of the $120 million Modified Dutch Auction Self Tender Offer.

“We continue to be encouraged by our design win activity in both our networking and interface markets, and inventories overall appear to be in balance relative to the demand for our products; however, visibility still continues to be limited,” said Roubik Gregorian, chief executive officer and president. “Our engagement with Alcatel continues to strengthen as Alcatel represented 13.9% of net revenue during the quarter,” said Dr. Gregorian. “Our announcement earlier this week of a multi-protocol over Sonet/

SDH device demonstrates our ongoing commitment to broaden our product offering and targets the emerging metro ethernet equipment markets.”

Product Summary

Industry Firsts

The Company continued its focus on technology leadership and earlier this week introduced the XRT95L53 (EXtendAR 48M tm) — the industry’s first universal OC-48/STM-16, Quad OC-12/STM-4 and OC-3/STM-1 multi-protocol framer. It is the first in a family of multi-protocol over SONET/SDH framers extending the Company’s market penetration into next generation metro core and transport network markets.

In addition, during this quarter the Company introduced the industry’s first integrated 28 channel T1/E1 LIU/framer with VT/TU Mapper/DeMapper. Increasing one of the most extensive portfolios of T/E physical–layer devices, the XRT86SH328 (Voyager tm) is optimized for tributary aggregation applications such as multi-service provisioning platforms, optical transport systems, routers and wireless transport systems.

New Products

The Company also extended its clock and timing product offering with the introduction of a family of zero delay buffers. The family’s first two highly integrated devices minimize external components in most applications, which translates to reduced board space and cost. These low skew and low-noise zero delay buffers target a wide range of applications spanning from consumer and industrial to networking and computing.

Modified Dutch Auction Self Tender Offer (“Tender Offer”)

In the second fiscal quarter 2006, the Company completed its previously announced Tender Offer. The Company repurchased 7,500,000 shares of its common stock at a purchase price of $16.00 per share, resulting in aggregate payments of $120 million plus costs of $775,000. Based on the final count by the depository for the Tender Offer (and excluding conditional tenders which were not accepted due to the specified condition not being satisfied), an aggregate of 9,424,989 shares were properly tendered and not withdrawn at or below the purchase price of $16.00 per share. The 7,500,000 shares purchased were comprised of the 7,058,823 shares the Company offered to purchase and 441,177 shares purchased pursuant to the Company’s right to purchase up to an additional 2% of its outstanding shares without extending the Tender Offer.

Regulatory Compliance/Current Business Outlook

The Company adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference calls. The Company will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be, and other applicable laws, rules and regulations.

The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. For the third quarter fiscal 2006 ending December 31, 2005, the Company is forecasting revenue growth of 2% to 4% with projected EPS of approximately $0.05 per diluted share.

Earnings Conference Call

The Company invites investors, financial analysts, and the general public to listen to its conference call discussing the Company’s financial results for the second quarter fiscal 2006, today, Wednesday, October 19, at 1:30 p.m. EDT. To access the conference call, please dial (800) 874-8975 by 1:20 p.m. EDT and use conference ID number 1054444. In addition, a live webcast will also be available. To access the webcast, please go to the Company’s Investors’ Homepage at: http://www.exar.com. A replay of the call will be available starting at 5:30 p.m. EDT today until 8:00 p.m. EDT on October 26, 2005. To access the replay, please dial (800) 642-1687 and use conference ID number 1054444.

Safe Harbor

The Company’s statements about its future financial performance, design win activity, balance in inventories and relationship with Alcatel, and the accretive nature of the Infineon transaction, among others, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include global economic and industry conditions, such as the level of capital spending in the telecommunications and data communications markets; continued softness in demand for and limited visibility associated with network and transmission products; the possible loss of, or decrease in orders from, an important customer, such as Alcatel; adjustments in interest rates; possible disruption in commercial activities as a consequence of terrorist activity, natural disasters, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products including those recently acquired and those for which the Company has achieved design wins; competitive factors, such as pricing or competing solutions, customer ordering patterns; shortfall in anticipated revenue from or manufacturing issues related to the recently acquired Infineon products; the level of inventories maintained at the Company’s OEMs and distributors; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 31, 2005, and Form 10-Q for the fiscal quarter ended June 30, 2005.

About Exar

Exar Corporation, celebrating its 20th year on Nasdaq, designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2005 revenues of $57.4 million, and employs approximately 275 people worldwide. For more information about the Company visit: http://www.exar.com.

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EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	SEPTEMBER 30, 2005	MARCH 31, 2005
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$325,652	$446,285
Accounts receivable, net	5,254	3,899
Inventories	4,072	3,659
Other current assets	7,002	6,340

Total current assets	341,980	460,183

Property, plant and equipment, net	29,099	27,317
Other long-term investments	3,508	3,978
Deferred income taxes, net	11,343	11,130
Goodwill and intangible assets, net	10,501	—
Other non-current assets	1,250	1,672

Total assets	$397,681	$504,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$18,458	$12,891
Long-term obligations	1,316	1,342

Total liabilities	19,774	14,233

Total stockholders’ equity	377,907	490,047

Total liabilities and stockholders’ equity	$397,681	$504,280

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED SEPTEMBER 30,
	SEPTEMBER 30, 2005	JUNE 30, 2005	SEPTEMBER 30, 2004	2005	2004
Net sales	$16,528	$15,912	$14,181	$32,440	$30,468
Cost of sales:
Product cost of sales	5,303	5,051	4,522	10,354	9,778
Amortization of purchased intangible assets	240	200	—	440	—

Total cost of sales	5,543	5,251	4,522	10,794	9,778

Gross profit	10,985	10,661	9,659	21,646	20,690

Operating expenses:
Research and development	6,022	6,232	5,371	12,254	11,030
Selling, general and administrative	5,443	5,186	5,231	10,629	10,562

Total operating expenses	11,465	11,418	10,602	22,883	21,592
Gain on legal settlement	—	—	1,208	—	1,208

Income (loss) from operations	(480)	(757)	265	(1,237)	306

Interest income and other, net	3,234	3,000	1,951	6,234	3,539

Income before income taxes	2,754	2,243	2,216	4,997	3,845
Provision for income taxes	690	493	347	1,183	673

Net income	$2,064	$1,750	$1,869	$3,814	$3,172

Earnings per share:
Basic earnings per share	$0.05	$0.04	$0.05	$0.09	$0.08

Diluted earnings per share	$0.05	$0.04	$0.04	$0.09	$0.07

Shares used in the computation of earnings per share:
Basic	39,711	42,222	41,400	40,967	41,331

Diluted	40,365	42,687	42,198	41,526	42,309